UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

December 22, 2005

THE GAP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7562	94-1697231
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Folsom Street San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

(650) 952-4400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Pursuant to an offer to exchange eligible options (as filed with the Securities and Exchange Commission on Schedule SC-TO on November 23, 2005 and as modified by Schedules SC-TO-I/A filed on December 14, 2005 and December 23, 2005) (the “Offer”), The Gap, Inc. (“Gap Inc.”) offered eligible employees a voluntary opportunity to exchange outstanding, eligible options for new options and, if applicable, cash payments. On December 22, 2005, this offer expired and Gap Inc. accepted elections to exchange options that were properly and timely made. The officers listed below elected to exchange their eligible options and, upon such acceptance and pursuant to the terms of the Offer, the Compensation and Management Development Committee of the Board of Directors of Gap Inc. granted such officers new stock options under Gap Inc.’s 1996 Stock Option and Award Plan, as amended and restated (the “Plan”), and, in some instances, made cash payments or entered into agreements to make cash payments to such officers.

As set forth more fully in the documents that made up the Offer, each eligible option granted to the officers listed below had been granted with a per share exercise price that was below the fair market value of a share of Gap Inc. common stock on that option’s original date of grant, in order to attract and/or retain the listed officers as part of their overall compensation packages. However, due to Section 409A of the Internal Revenue Code and recently proposed regulations under Section 409A, neither of which were in effect or anticipated at the time these options were granted, these options likely would have resulted in income recognition by the optionee prior to exercise, an additional twenty percent (20%) income tax, and potential interest charges if they had remained outstanding.

The Offer was instituted to allow employees holding eligible options the opportunity to avoid these very unfavorable tax consequences by exchanging them for new options that, under the proposed Section 409A regulations, would not be subject to the unfavorable tax consequences, while preserving, as best as practicable, the economic characteristics originally contemplated when the option grants were made. The Offer was designed in a way that is specifically contemplated by the Treasury Department and the Internal Revenue Service in the proposed Section 409A regulations. As permitted by the proposed Section 409A regulations, some of the new options granted in the Offer have per share exercise prices equal to the fair market value of the exchanged options on the original date of grant, while others have per share exercise prices equal to the fair market value of a share of Gap Inc. stock on December 22, 2005.

The following officers elected to participate in the Offer and, as of December 22, 2005, their eligible options were cancelled and they were granted the stock options and cash compensation indicated below. The future cash compensation described in the table will be paid over the vesting schedule of the original options that were tendered for exchange. As detailed in the Offer, the future cash payments will be determined based on the market price of the Company’s stock at the time of vesting, but will not exceed the amounts scheduled in the table.

Name	Number of Options Tendered and Cancelled	Exercise Price of Options and Cancelled	Number of New Options Granted	Exercise Price of New Options	Cash Compensation Paid in 2005	Maximum Future Cash Compensation
Paul S. Pressler, President and Chief Executive Officer	1,100,000	$5.92	1,100,000	$11.83	$2,364,000	$4,137,000
Cynthia Harriss, President, Gap North America	100,000	$10.12	100,000	$17.62	$187,500	$562,500
Jenny J. Ming, President, Old Navy Division	200,000	100,000 at $11.02 and 100,000 at $6.55	200,000	100,000 at $17.62, and 100,000 at $13.10	$0	$1,315,000
Byron H. Pollitt, Jr., Executive Vice President and Chief Financial Officer	175,000	75,000 at $7.12 and 100,000 at $10.24	175,000	75,000 at $14.23 and 100,000 at $17.62	$362,250	$909,000
Eva M. Sage-Gavin, Executive Vice President, Human Resources	37,500	$7.21	37,500	$14.41	$90,000	$180,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GAP, INC.
(Registrant)

Date: December 23, 2005	By:	/s/ LAURI M. SHANAHAN
Lauri M. Shanahan
EVP, General Counsel and Chief Compliance Officer